Exhibit 99.1

Company Release - 05/17/2004 16:30

GB&T Bancshares Declares Stock Split

GAINESVILLE, Ga., May 17, 2004 (PRIMEZONE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a multi-bank holding company comprised of five Georgia community banks and a north Georgia consumer finance company, has announced a five-for-four stock split in the form of a stock dividend. The announcement of the stock split was made at the Company’s annual shareholders’ meeting today, following approval by the GB&T Bancshares Board of Directors. The stock split will be available to shareholders of record June 1, 2004, and payable June 18.

GB&T Bancshares has paid quarterly cash dividends since its inception in 1998. Last month, the Company declared a regular cash dividend of $0.095 per share on the Company’s common stock, which represented a 5.6% increase from the prior quarter. The Company reported first quarter 2004 net income of $2.2 million, or $0.32 per diluted share, compared to $1.7 million, or $0.31 per diluted share for the prior-year first quarter.

At the shareholders’ meeting, Richard A. Hunt, GB&T Bancshares’ President and CEO, noted, “We are pleased to share our success with shareholders as our Company continues to experience earnings and asset growth in excess of expectations.” He added, “In the past twelve months, we have experienced loan and deposit growth of 28.7% and 26.3%, respectively. First quarter 2004 net income was up 30% from the prior year first quarter, with total assets reaching $974,213 at first quarter-end, an increase of 29% over the past twelve months. With the anticipated third quarter closing of our latest acquisitions — Southern Heritage Bancorp with assets of $118 million and the $72 million asset Lumpkin County Bank — total assets of GB&T Bancshares will exceed $1.1 billion.”

While an active acquisition strategy has contributed to earnings and asset growth, Hunt pointed out that the strong economies in which the Company operates its five community banks has helped to fuel organic growth. He noted that “11.8% of asset growth was from internal or organic growth. The dynamic markets in which we operate should continue to favorably impact and sustain our growth.”

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating five community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, and First National Bank of the South. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of March 31, 2004, GB&T Bancshares had assets of $974.2 million, with 20 branches located in high-growth Georgia markets. GB&T Bancshares’ common stock is listed on the Nasdaq National Market under the symbol “GBTB.” Please visit our website www.gbt.com for additional information about the company.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding our proposed acquisitions, projected growth in the counties in which we operate, our efficiency, loan loss reserves, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) we may be unable to obtain required shareholder or regulatory approval for our proposed acquisitions, (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (9) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

GB&T has filed registration statements on Form S-4 and other documents with the Securities and Exchange Commission (the “SEC”) in connection with the acquisitions of Southern Heritage Bancorp and Lumpkin County Bank. One registration statement contains a prospectus of GB&T relating to the common stock to be issued in the acquisition of Southern Heritage Bancorp and a proxy statement of Southern Heritage Bancorp relating to the acquisition, while the other registration statement contains a prospectus of GB&T relating to the common stock to be issued in the acquisition of Lumpkin County Bank and a proxy statement of Lumpkin County Bank relating to the acquisition. Investors and shareholders are urged to read the respective proxy statement/prospectuses and any other relevant documents filed with the SEC because they will contain important information. Investors and shareholders will be able to receive the respective proxy statement/prospectuses and other documents filed by GB&T free of charge at the SEC’s web site, www.sec.gov or from GB&T Bancshares, Inc. at 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

GB&T and its directors and executive officers and Southern Heritage Bancorp and its directors and executive officers will be participants in the solicitation of proxies in connection with the acquisition of Southern Heritage. In addition, GB&T and its directors and executive officers and Lumpkin County Bank and its directors and executive officers will be participants in the solicitation of proxies in connection with the acquisition of Lumpkin County Bank. Information about the directors and executive officers of GB&T and their ownership of GB&T stock will be set forth in the respective proxy statement/prospectuses. Investors may obtain additional information regarding the interests of such participants by reading the respective proxy statement/prospectuses when they become available.

CONTACT:  GB&T Bancshares, Inc.

Gregory L. Hamby, EVP and CFO

ghamby@gbt.com

(678) 450-3369

W. Michael Banks, Senior Vice President
mbanks@gbt.com
(678) 450-3480
(770) 531-7359, Fax